Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-4 and related Prospectus of Northwest Bancshares, Inc. of our reports dated March 15, 2019, on our audits of the consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2018 and 2017, and for the three-year period ended December 31, 2018 and on our audit of the internal control over financial reporting of MutualFirst Financial, Inc. as of December 31, 2018. We also consent to the reference of our firm under the caption “Experts”.

BKD, LLP

Indianapolis, Indiana

December 20, 2019